Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	August 8, 2020

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the second quarter and first six months of 2020 and 2019 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the second quarter and first six months of 2020 and 2019 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Second Quarter		First Six Months
	2020	2019	2020	2019
Net earnings (loss) attributable to Berkshire shareholders	$26,295	$14,073	$(23,451)	$35,734

Net earnings (loss) includes:
Investment and derivative gains/losses –
Investments(1)	31,017	7,766	(23,500)	23,264
Derivatives	628	168	(472)	776

	31,645	7,934	(23,972)	24,040
Impairments of intangible assets(2)	(10,863)	—	(10,902)	—
Operating earnings	5,513	6,139	11,423	11,694

Net earnings (loss) attributable to Berkshire shareholders	$26,295	$14,073	$(23,451)	$35,734

Net earnings (loss) per average equivalent Class A Share	$16,314	$8,608	$(14,500)	$21,824
Net earnings (loss) per average equivalent Class B Share	$10.88	$5.74	$(9.67)	$14.55

Average equivalent Class A shares outstanding	1,611,760	1,634,962	1,617,325	1,637,378
Average equivalent Class B shares outstanding	2,417,640,311	2,452,442,401	2,425,986,839	2,456,067,007

Note: Per share amounts for the Class B shares are 1/1,500th of those shown for the Class A.

(1)

Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains/losses in 2020 include a gain of $34.5 billion in the second quarter and a loss of $19.7 billion in the first six months and in 2019 include a gain of $7.1 billion in the second quarter and $22.2 billion in the first six months due to changes during the second quarter and the first six months in the unrealized gains that existed in our equity security investment holdings. Investment gains/losses in 2020 also include after-tax realized losses on sales of investments of $3.5 billion during the second quarter and $2.6 billion during the first six months. In 2019, investment gains/losses include after-tax realized gains of $662 million during the second quarter and $1.1 billion during the first six months.

The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

(2)	Includes $9.8 billion attributable to impairments of goodwill and certain identifiable intangible assets recorded in connection with Berkshire’s acquisition of Precision Castparts Corp. in 2016.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Second Quarter		First Six Months
	2020	2019	2020	2019
Insurance-underwriting*	$806	$353	$1,169	$742
Insurance-investment income	1,368	1,366	2,754	2,603
Railroad, utilities and energy	1,764	1,945	3,515	3,803
Other businesses	1,449	2,487	3,487	4,687
Other	126	(12)	498	(141)

Operating earnings	$5,513	$6,139	$11,423	$11,694

*

One unusual item to note occurred during the second quarter: On April 8, 2020, GEICO initiated a $2.5 billion “give-back” to policyholders with respect to policies renewed and newly issued policies during the six month period beginning on April 8, 2020. For accounting purposes, the “give-back” will be spread over the twelve month period beginning on April 8, 2020. The effect was to increase GEICO’s underwriting profits during the second quarter that will lead to less favorable results – even perhaps underwriting losses – in the third and fourth quarters. Further details are set forth in our 10-Q.

Approximately $5.1 billion was used to repurchase Berkshire shares during the second quarter bringing the six month total to $6.7 billion. At June 30, 2020, insurance float (the net liabilities we assume under insurance contracts) was approximately $131 billion, an increase of $2 billion since yearend 2019.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses and impairments of goodwill and intangible assets.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400